UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TYLER TECHNOLOGIES INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Tyler Technologies, Inc. to be held on Thursday, May 9, 2013, in Dallas, Texas at The Park City Club, 5956 Sherry Lane, 17th Floor, commencing at 9:30 a.m., local time. Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and return the enclosed proxy or vote through the Internet at your earliest convenience. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Yours very truly,

/s/ JOHN M. YEAMAN
JOHN M. YEAMAN
Chairman of the Board

TYLER TECHNOLOGIES, INC.

5949 Sherry Lane, Suite 1400

Dallas, TX 75225

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 9, 2013

To the Stockholders of

TYLER TECHNOLOGIES, INC.:

The annual meeting of stockholders will be held in Dallas, Texas at The Park City Club, 5956 Sherry Lane, 17th Floor, on Thursday, May 9, 2013, at 9:30 a.m., local time. At the meeting, you will be asked to:

(1)	elect seven directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;

(2)	ratify the selection of Ernst & Young LLP as our independent auditors for fiscal year 2013; and

(3)	transact such other business as may properly come before the meeting.

Only stockholders of record on March 15, 2013 may vote at the annual meeting. A list of those stockholders will be available for examination at our corporate headquarters, 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225, from April 30 through May 9, 2013.

Please date and sign the enclosed proxy card and return it promptly in the enclosed envelope or vote through the Internet as described on the enclosed proxy card. No postage is required if the proxy card is mailed in the United States. Your prompt response will reduce the time and expense of solicitation.

The enclosed 2012 Annual Report does not form any part of the proxy solicitation material.

By Order of the Board of Directors

/s/ H. Lynn Moore, Jr.
H. Lynn Moore, Jr.
Executive Vice President,
General Counsel, and Secretary

Dallas, Texas

April 8, 2013

THE ANNUAL MEETING

General Information

The annual meeting will be held in Dallas, Texas at The Park City Club, 5956 Sherry Lane, 17th Floor, on Thursday, May 9, 2013, at 9:30 a.m., local time. At the annual meeting, you will be asked to consider and vote upon the following proposals:

•	Proposal One – Election of seven directors to serve until the next annual meeting or until their respective successors are duly elected and qualified; and

•	Proposal Two – Ratification of the selection of Ernst & Young LLP as our independent auditors for fiscal year 2013.

At the 2011 annual meeting, a majority of the votes cast by our stockholders were voted, on an advisory basis, in favor of holding future stockholder voting on executive compensation every three years. Our Board of Directors decided to follow our stockholders’ recommendation; therefore, an advisory vote on executive compensation will not be submitted to our stockholders until the 2014 annual meeting.

Only stockholders of record on March 15, 2013 are entitled to vote at the annual meeting. On March 15, 2013, we had 31,483,281 shares of common stock issued and outstanding. Each stockholder will be entitled to one vote, in person or by proxy, for each share of common stock held in his or her name. A majority of our shares of common stock must be present, either in person or by proxy, to constitute a quorum for action at the annual meeting.

If your shares are held in “street name” (the name of a broker, bank, or other nominee), you have the right to direct your broker, bank, or nominee how to vote. If you do not provide voting instructions, under New York Stock Exchange rules, your broker, bank, or nominee may only vote your shares on “discretionary” items. Proposal Two regarding ratification of our independent auditors is considered a discretionary item and may be voted in the absence of instructions. Proposal One (election of directors) is a “non-discretionary” item. Your broker, bank, or nominee may not vote your shares on Proposal One in the absence of voting instructions, which will result in “broker non-votes” with respect to your shares.

Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in tabulating the votes cast on any proposal, but are not counted as votes either for or against a proposal. Broker non-votes are not counted as votes cast for purposes of determining whether a proposal has been approved.

This proxy statement and accompanying form of proxy are first being sent to stockholders on or about April 8, 2013.

Proxy Solicitation, Revocation, and Expense

The accompanying proxy is being solicited on behalf of the Board of Directors. Your shares will be voted at the annual meeting as you direct in the enclosed proxy or through the Internet, provided that the proxy is completed, signed, and returned to us prior to the annual meeting. No proxy can vote for more than seven nominees for director. If you return a proxy but fail to indicate how you wish your shares to be voted, then your shares will be voted in favor of each of the nominees for director.

After you sign and return your proxy, you may revoke it prior to the meeting either by (i) filing a written notice of revocation at our corporate headquarters, (ii) attending the annual meeting and voting your shares in person, or (iii) delivering to us another duly executed proxy that is dated after the initial proxy.

We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the proxy. In addition to use of the mail, we may solicit proxies by personal interview or telephone by our directors, officers, and employees. We may also engage the services of a proxy solicitation firm to assist us in the solicitation of proxies. We estimate that the fee of any such firm will not exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to record stockholders, and we may reimburse them for their reasonable out-of-pocket expenses.

PROPOSALS FOR CONSIDERATION

Proposal One – Election of Directors

At the annual meeting, you will be asked to elect a board of seven directors. The election of directors shall be determined by plurality vote. The nominees for director are: Donald R. Brattain; J. Luther King, Jr.; John S. Marr, Jr.; G. Stuart Reeves; Michael D. Richards; Dustin R. Womble; and John M. Yeaman. Each of the nominees currently serves on our Board of Directors. For more information regarding these nominees and their qualifications, see “Tyler Management.” Each nominee has indicated that he is able and willing to serve as a director. If any of the nominees becomes unable to serve prior to the meeting, the persons named in the enclosed proxy will vote the shares covered by your executed proxy for a substitute nominee as selected by the Board of Directors. You may withhold authority to vote for any nominee by entering his name in the space provided on the proxy card.

Our Board of Directors unanimously recommends that the stockholders vote FOR each of the nominees for director.

Proposal Two – Ratification of Ernst & Young LLP as Our Independent Auditors for Fiscal Year 2013

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2013, subject to ratification by the stockholders. The affirmative vote of holders of a majority of the voting power of the shares actually voted at the annual meeting is required to ratify Ernst & Young LLP as our independent auditors for fiscal year 2013.

Ernst & Young LLP served as our independent auditors for fiscal years 2012 and 2011. A representative of Ernst & Young LLP is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Ernst & Young’s fees for all professional services during each of the last two fiscal years were as follows:

	2012	2011

Audit Fees	$915,000	$971,000
Audit-Related Fees	75,000	32,000
Tax Fees	106,000	70,000

Total	$1,096,000	$1,073,000

Audit Fees. Fees for audit services include fees associated with the annual audit, the review of our interim financial statements, and the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees. Fees for audit-related services generally include fees for accounting consultations and Securities and Exchange Commission (“SEC”) filings.

Tax Fees. Fees for tax services include fees for tax consulting and tax compliance.

All Other Fees. We did not engage Ernst & Young LLP for any other services in 2012 or 2011.

The Audit Committee approved all of the independent auditor engagements and fees presented above. Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent auditors. All such services performed in 2012 were pre-approved by the Audit Committee. For more information on these policies and procedures, see “Board of Directors and Corporate Governance Principles – Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2013.

TYLER MANAGEMENT

Directors and Executive Officers

Below is a brief description of our directors and executive officers. Each director holds office until our next annual meeting or until his successor is elected and qualified. Executive officers are elected annually by the Board of Directors and hold office until the next annual board meeting or until their successors are elected and qualified.

Name / Age	Present Position	Served Since

John M. Yeaman, 72	Chairman of the Board	2004
	Director	1999
John S. Marr, Jr., 53	President and Chief Executive Officer	2004
	Director	2002
Donald R. Brattain, 72	Director	2004
J. Luther King, Jr., 73	Director	2004
G. Stuart Reeves, 73	Director	2001
Michael D. Richards, 62	Director	2002
Dustin R. Womble, 53	Executive Vice President	2003
	Director	2005
Brian K. Miller, 54	Executive Vice President	2008
	Chief Financial Officer	2005
	Treasurer	1997
H. Lynn Moore, Jr., 45	Executive Vice President	2008
	Secretary	2000
	General Counsel	1998

Business Experience of Directors and Executive Officers

John M. Yeaman has served as Chairman of the Board since July 2004. From April 2002 until July 2004, Mr. Yeaman served as President and Chief Executive Officer; from March 2000 until April 2002, he served as President and Co-Chief Executive Officer; and from December 1998 until March 2000, he was President and Chief Executive Officer. Mr. Yeaman was elected to our Board of Directors in February 1999. Mr. Yeaman also serves as Chairman of the Executive Committee. From 1980 until 1998, Mr. Yeaman was associated with Electronic Data Systems Corporation (“EDS”). Mr. Yeaman began his career with Eastman Kodak Company.

John S. Marr, Jr. has served as President and Chief Executive Officer since July 2004. From July 2003 until July 2004, Mr. Marr served as Chief Operating Officer. Mr. Marr has served on our Board of Directors since May 2002 and is currently a member of the Executive Committee. Mr. Marr also served as President of MUNIS, Inc. (“MUNIS”) from 1994 until July 2004. Mr. Marr began his career in 1983 with MUNIS, a provider of a wide range of software products and related services for county and city governments, schools, and not-for-profit organizations, with a focus on integrated financial systems. We acquired MUNIS in 1999.

Donald R. Brattain has served as a director since 2004. Mr. Brattain also serves as Chairman of the Audit Committee and is a member of the Nominating and Governance Committee. Since 1985, Mr. Brattain has served as President of Brattain & Associates, LLC, a private investment company founded by Mr. Brattain and located in Minneapolis, Minnesota. From 1981 until 1988, Mr. Brattain purchased and operated Barefoot Grass Lawn Service Company, a company that grew from $3.2 million in sales to over $100 million in sales and was sold to ServiceMaster, Ltd. in 1998.

J. Luther King, Jr. has served as a director since 2004. Mr. King also serves on the Audit Committee and the Compensation Committee. Mr. King is the Chief Executive Officer and President of Luther King Capital Management, a registered investment advisory firm that he founded in 1979. Mr. King also serves in leadership positions with various private and non-profit entities and foundations, including Texas Christian University (member of Board of Trustees), LKCM Funds (trustee), Hunt Forest Products, Inc., and King Ranch, Inc. Mr. King is a CFA charterholder and a Charted Investment Counselor.

G. Stuart Reeves has served on our Board of Directors since June 2001. Mr. Reeves also serves as Chairman of the Nominating and Governance Committee and is a member of the Audit Committee and the Compensation Committee. From 1967 to 1999, Mr. Reeves worked for EDS, a professional services company. During his 32 years of service with EDS, Mr. Reeves held a variety of positions, including the following: Executive Vice President, North and South America; Senior Vice President, Europe, Middle East, and Africa; Senior Vice President, Government Services Group; Corporate Vice President, Human Resources; Corporate Vice President, Financial Services Division; Project Sales Team Manager; and Systems Engineer and Sales Executive. Mr. Reeves retired from EDS in 1999.

Michael D. Richards has served on our Board of Directors since May 2002. Mr. Richards also serves as Chairman of the Compensation Committee and is a member of the Nominating and Governance Committee. Mr. Richards is Chief Operating Officer of Republic Title of Texas, Inc. From September 2000 until September 2005, Mr. Richards served as Chairman and Chief Executive Officer of Suburban Title, LLC d/b/a Reunion Title, an independent title insurance agency founded by Mr. Richards and which he sold to Republic Title in September 2005. From 1989 until September 2000, Mr. Richards served as President and Chief Executive Officer of American Title Company, Dallas, Texas, an affiliate of American Title Group, Inc., one of the largest title insurance underwriters in Texas during that time.

Dustin R. Womble has been Executive Vice President in charge of corporate-wide product strategy since July 2006. He is currently a member of the Executive Committee. From July 2003 to June 2006, Mr. Womble was Executive Vice President in charge of corporate-wide product strategy and President of our Local Government Division. Mr. Womble founded and previously served as President of our Local Government Division (formerly INCODE) from 1998, when we acquired INCODE, to July 2003.

Brian K. Miller has been Executive Vice President – Chief Financial Officer and Treasurer since February 2008. From May 2005 until February 2008, Mr. Miller served as Senior Vice President – Chief Financial Officer and Treasurer. He previously served as Vice President – Finance and Treasurer from May 1999 to April 2005 and was Vice President – Chief Accounting Officer and Treasurer from December 1997 to April 1999. From June 1986 through December 1997, Mr. Miller held various senior financial management positions at Metro Airlines, Inc. (“Metro”), a publicly-held regional airline holding company operating as American Eagle. Mr. Miller was Chief Financial Officer of Metro from May 1991 to December 1997 and also held the office of President of Metro from January 1993 to December 1997. Mr. Miller is a certified public accountant.

H. Lynn Moore, Jr. has been General Counsel since September 1998, Secretary since October 2000, and Executive Vice President since February 2008. He previously served as Vice President from October 2000 until February 2008. From August 1992 to August 1998, Mr. Moore was associated with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas where he represented numerous publicly-held and privately-owned entities in various corporate and securities, finance, litigation, and other legal related matters. Mr.  Moore is a member of the State Bar of Texas.

Board Diversity and Nominee Qualifications

Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees, which includes the following qualifications:

•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level of business, finance and accounting, government, education, or technology;

•	expertise that is useful to Tyler and complementary to the background and experience of other board members, so that an optimal balance of board members can be achieved and maintained;

•	willingness to devote the required time to carrying out the duties and responsibilities of board membership;

•	commitment to serve on the board for several years to develop knowledge about our business;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not conflict with the director’s responsibilities to Tyler or our stockholders.

In identifying nominees for director, the Board of Directors focuses on ensuring that it reflects a diversity of experiences and backgrounds that will complement our business and enhance the function of the Board. The Board prefers a mix of background and experience among its members. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service. Our Board of Directors is composed of seven individuals, consisting of four independent directors and three employee directors. We believe the mix of outside experience from our independent directors coupled with the specific industry experience of our employee directors provides an appropriate diversity of experience to effectively manage our business. In addition, each independent director has extensive chief executive officer experience with businesses of varying size in various industries. Some independent directors have direct public company experience, while others have smaller, private company experience. Each director has valuable experience in building and sustaining a successful business enterprise.

The Nominating and Governance Committee believes that the above-mentioned attributes, along with the leadership skills and other experiences of its board members described below, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution:

Donald R. Brattain	–	Private investment management experience as President of Brattain & Associates, LLC
	–	Executive and entrepreneurial experience in growth of a small business enterprise from $3.2 million in sales to over $100 million in sales

J. Luther King, Jr.	–	Executive equity management experience as founder of Luther King Capital Management, a registered investment advisory firm
	–	Outside board experience as a past director of Encore Energy Partners GP, LLC and other institutions
	–	Experience as a university trustee

G. Stuart Reeves	–	Extensive public company leadership experience with 32 years of service at EDS in various senior level capacities
	–	Outside board experience as a former director of EDS

Michael D. Richards	–	Executive and entrepreneurial experience as founder of Suburban Title LLC
	–	Outside board and advisory council service with various entities, including the Greater Dallas Chamber of Commerce

John S. Marr, Jr.	–	Chief Executive Officer of Tyler since 2004
	–	Over 29 years of specific industry experience, including chief executive experience with MUNIS, Inc., which Tyler acquired in 1999
	–	Outside board experience as a former director of Mercy Hospital in Portland, Maine

Dustin R. Womble	–	Senior-level executive experience at Tyler since 2003
	–	Over 31 years of specific industry experience as founder of INCODE, Inc., which Tyler acquired in 1998

John M. Yeaman	–	President of Tyler from 1998 through 2004
	–	Over 19 years of public company executive experience at EDS

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE PRINCIPLES

General Information

Our Board of Directors is responsible for supervision of the overall affairs of Tyler. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. See “Board of Directors and Corporate Governance Principles – Committees and Meetings of the Board of Directors.” Following the annual meeting in 2013, the Board will continue to consist of seven directors, including four independent directors.

Corporate Governance Guidelines

Our Board of Directors has adopted a number of corporate governance guidelines, including the following:

•

Independence Standards, which determine the independence of our non-employee directors. These standards are consistent with the independence standards set forth in Rule 303A.02 of the New York Stock Exchange Listed Company Manual.

•	Corporate Governance Guidelines, which include, among other things:

•	annual submission of independent auditors to stockholders for approval;

•	formation of a Nominating and Governance Committee to be comprised solely of independent directors;

•	prohibition of stock option re-pricing;

•	formalization of the ability of independent directors to retain outside advisors;

•	performance of periodic formal Board evaluation; and

•	limitation on the number of additional public company boards on which a director may serve to a maximum of four.

A copy of our Corporate Governance Guidelines may be found on our website, www.tylertech.com.

•

An Audit Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors (as defined by the New York Stock Exchange), at least one of whom will qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. A copy of our Audit Committee Charter may be found on our website, www.tylertech.com.

•

A Compensation Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors and sets forth the guidelines for determining executive compensation. A copy of our Compensation Committee Charter may be found on our website, www.tylertech.com.

•

A Nominating and Governance Committee Charter, which requires, among other things, that the committee be comprised of at least three independent directors who are responsible for recommending candidates for election to the Board of Directors. A copy of our Nominating and Governance Committee Charter may be found on our website, www.tylertech.com.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all of our directors, executive officers (including, without limitation, the chief executive officer, chief financial officer, principal accounting officer, and controller), and employees. The purpose of the Code of Business Conduct and Ethics is to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in our public communications and reports filed with the SEC;

•	compliance with applicable governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the policy to the appropriate persons designated therein, including anonymous “whistleblower” provisions; and

•	accountability for adherence to the policy.

A copy of our Code of Business Conduct and Ethics may be found on our website, www.tylertech.com, or will be furnished, without charge, upon written request at our principal executive offices. Any future amendments or waivers related to our Code of Business Conduct and Ethics will be promptly posted on our website.

Board Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of the non-employee directors standing for re-election as director (Messrs. Brattain, King, Reeves, and Richards) has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us) and is “independent” within the meaning of the New York Stock Exchange director independence standards, as currently in effect and as may be changed from time to time. As a result, if each of the nominees for director is elected at the annual meeting, our Board of Directors will be comprised of a majority of “independent” directors as required by the New York Stock Exchange. Furthermore, our Board of Directors has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us).

Committees and Meetings of the Board of Directors

Our Board of Directors has the following four standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. Each committee (other than the Executive Committee) has a written charter, which may be found at our website, www.tylertech.com. Each board member participated in at least 75% of all board and committee meetings held during the portion of 2012 that he served as a director and/or committee member.

During 2012, our Board of Directors held four meetings. In addition, our Board of Directors has established a policy under which our non-management members will meet at regularly scheduled (and in any event at least twice per fiscal year) executive sessions without management present and with Mr. Reeves presiding over such meetings.

The table below provides current membership and 2012 meeting information for each of the committees:

Name	Audit	Compensation	Nominating and Governance	Executive
Donald R. Brattain	Chairman		X
J. Luther King, Jr.	X	X
G. Stuart Reeves	X	X	Chairman
Michael D. Richards		Chairman	X
John S. Marr, Jr.				X
Dustin R. Womble				X
John M. Yeaman				Chairman

Total Meetings in 2012	Four	Two	One	Periodically

Below is a description of each committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes:

•	considering the independence of our independent auditors before we engage them;

•	reviewing with the independent auditors the fee, scope, and timing of the audit;

•

reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations, and significant findings during the audit;

•	performing periodic formal committee evaluations;

•	reviewing our financial statements and related regulatory filings with management and the independent auditors; and

•	meeting periodically with management and/or internal audit to discuss internal accounting and financial controls.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member is a non-management director who satisfies the New York Stock Exchange director independence standards and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board of Directors has determined that Mr. Brattain and Mr. King are “audit committee financial experts” as defined by SEC rules.

Compensation Committee. The Compensation Committee has responsibility for defining and articulating our overall compensation philosophy and administering and approving all elements of compensation for elected corporate officers, including base salary, annual cash incentive compensation, and long-term equity incentive compensation. The Compensation Committee reports to stockholders as required by the SEC. See “Compensation Discussion and Analysis – Compensation Committee Report.” Members of the Compensation Committee are non-management directors who, in the opinion of the Board of Directors, satisfy our Independence Standards. For more information about the work of the Compensation Committee, see “Compensation Discussion and Analysis.”

Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

•	identifying and recommending candidates for election to our Board of Directors;

•	identifying and recommending candidates to fill vacancies occurring between annual stockholder meetings;

•	reviewing the composition of board committees;

•	periodically reviewing the appropriate skills and characteristics required of board members in the context of the current make-up of our Board of Directors; and

•	monitoring adherence to our “Corporate Governance Guidelines.”

Executive Committee. The Executive Committee has the authority to act for the entire Board of Directors, but may not commit to an expenditure in excess of $5,000,000 without full board approval.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are separate with Mr. Yeaman serving as Chairman of the Board and Mr. Marr serving as President and Chief Executive Officer. We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman of the Board to facilitate their differing roles in the leadership of Tyler. The role of the Chairman is to set the agenda for, and preside over, board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of Tyler, serving as a leader to the management team, and formulating overall corporate strategy. Mr. Yeaman, as our Chairman and former Chief Executive Officer, brings over 14 years of experience within our industry as well as extensive expertise from outside Tyler, while Mr. Marr, as a director and our Chief Executive Officer, brings over 29 years of company-specific experience and expertise. We believe that this structure allows for a balanced corporate vision and an ability to effectively execute our strategy. The Board of Directors has concluded at this time that it is not necessary to establish a lead director.

The Board’s Role in Risk Oversight

Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs. The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing our overall approach to risk management. The Board of Directors exercises these responsibilities periodically as part of its meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating and Governance Committee manages risks associated with board independence and potential conflicts of interest. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board of Directors’ role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Audit Committee Financial Expert

Our Board of Directors determined that each of Donald R. Brattain and J. Luther King, Jr., current chairman and member of the Audit Committee, respectively, possesses the attributes necessary to qualify as an “audit committee financial expert” as set forth in Item  401(h) of the SEC’s Regulation S-K.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee Charter requires that the Audit Committee pre-approve all of the audit and non-audit services performed by our independent auditors. The purpose of these pre-approval procedures is to ensure that the provision of services by our independent auditors does not impair their independence. Each year, the Audit Committee receives fee estimates from our independent auditors for each category of services to be performed by the independent auditors during the upcoming fiscal reporting year. These categories of services include Audit Services, Audit-Related Services, Tax Services, and All Other Services. Upon review of the types of services to be performed and the estimated fees related thereto, the Audit Committee will determine which services and fees should be pre-approved, which pre-approval will be in effect for a period of twelve months. The Audit Committee may periodically review the list of pre-approved services based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee) prior to the performance of such service. Any proposed services exceeding the pre-approved cost levels will also require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee).

Director Nominating Process

The Nominating and Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our Board of Directors and to select both “independent” as well as management nominees for director to be elected by our stockholders at each annual meeting. The Nominating and Governance Committee is comprised solely of independent directors and operates under a Charter for the Nominating and Governance Committee. Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees. For more information about director nominee criteria and qualifications, see “Tyler Management – Board Diversity and Nominee Qualifications.”

The Nominating and Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates; however, nominee recommendations submitted by other directors or stockholders will also be considered as described below.

The Nominating and Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the committee in care of our Corporate Secretary at our corporate headquarters, 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225. To be considered by the Nominating and Governance Committee, stockholder nominations must be submitted in accordance with our bylaws and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our bylaws. Our bylaws require that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our board at a meeting of stockholders by complying with required notice procedures. Nominations must be received at our corporate headquarters not less than 75 days or more than 85 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 75 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier. The notice must specify the following:

•	as to each person the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address, and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of our capital stock that are beneficially owned by the person; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act; and

•	as to the stockholder giving notice:

•	the name and record address of the stockholder and any other stockholder known to be supporting the nominee; and

•	the class and number of shares of our capital stock that are beneficially owned by the stockholder making the nomination and by any other supporting stockholders.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Communications with Our Board of Directors

Any stockholder or interested party who wishes to communicate with our Board of Directors or any specific directors, including non-management directors may write to:

Board of Directors

Tyler Technologies, Inc.

5949 Sherry Lane, Suite 1400

Dallas, Texas 75225

Depending on the subject matter, management will:

•

forward the communication to the director or directors to whom it is addressed (for example, if the communication received deals with our “whistleblower policy” found on our Website, www.tylertech.com, including questions, concerns, or complaints regarding accounting, internal accounting controls, and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•

attempt to handle the inquiry directly (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of our Board of Directors, our Chairman will present a summary of all communications received since the last meeting of the Board of Directors that were not forwarded and will make those communications available to any director on request.

Director Attendance at Annual Meetings

Directors are not required to attend our annual meetings of stockholders. However, our Board of Directors typically holds a meeting immediately following the annual meeting of stockholders. Therefore, in most cases, all of our directors will be present at the annual meeting. All of our directors were present at the 2012 annual meeting of stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 15, 2013 by (i) each beneficial owner of more than 5% of our common stock, (ii) each director and nominee, (iii) each “Named Executive Officer” (as defined in the SEC’s Regulation S-K), and (iv) all of our executive officers and directors as a group.

Security Ownership of Directors and Management

Name and Address of Beneficial Owner (1)	Direct (2)		Options Exercisable Within 60 Days (3)	Other (4)		Total	Percent of Class (5)

Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202	3,038,111	(6)	—	—		3,038,111	9.6%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,462,457	(7)				2,462,457	7.8%

Brown Brothers Harriman & Co. 140 Broadway New York City, NY 10005			—	2,408,069	(8)	2,408,069	7.6%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,628,774	(9)	—	—		1,628,774	5.2%

Directors and Nominees

Donald R. Brattain	21,500		24,999	—		46,499	*
J. Luther King, Jr.	32,000		54,999	187,300	(10)	274,299	*
G. Stuart Reeves	27,000		39,999	—		66,999	*
Michael D. Richards	50,000		5,000	—		55,000	*
John M. Yeaman	294,347		206,166	7,300	(11)	507,813	1.6%

Named Executive Officers

John S. Marr, Jr.	419,194		445,898	178,777	(12)	1,043,869	3.3%
Dustin R. Womble	114,183		578,614	—		692,797	2.2%
Brian K. Miller	39,734		203,000	7,300	(13)	250,034	*
H. Lynn Moore, Jr.	80,196		191,000	—		271,196	*

All directors, nominees and executive officers as a group (9 persons)	1,078,154		1,749,675	380,677		3,208,506	9.7%

*	Less than one percent of our outstanding common stock
(1)	Unless otherwise noted, the address of each beneficial owner is our corporate headquarters: 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225.
(2)	“Direct” represents shares as to which each named individual has sole voting or dispositive power.

(3)	“Options Exercisable within 60 Days” reflects the number of shares that could be purchased by exercise of options at March 15, 2013 or within 60 days thereafter.
(4)	“Other” represents the number of shares of common stock as to which the named entity or individual share voting and dispositive power with another entity or individual(s).
(5)	Based on 31,483,281 shares of our common stock issued and outstanding at March 15, 2013. Each stockholder’s percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 31,483,281 plus (ii) the number of shares such owner has the right to acquire within 60 days.
(6)	Based on information reported by Brown Capital Management, LLC on Amendment No. 7 to Schedule 13G that was filed with the SEC on or about February 14, 2013. Brown Capital Management, LLC is deemed to have beneficial ownership of these shares, which includes sole voting power of 1,735,791 shares and sole investment power for all 3,038,111 shares.
(7)	Based on information reported by BlackRock, Inc. on Amendment No. 3 to Schedule 13G that was filed on or about February 1, 2013. BlackRock, Inc. is deemed to have beneficial ownership of these shares, which includes sole voting and sole investment power for all 2,462,457 shares.
(8)	Based on information reported by Brown Brothers Harriman & Co. on Amendment No. 6 to Schedule 13G that was filed with the SEC on or about February 13, 2013. Brown Brothers Harriman & Co. is deemed to have beneficial ownership of these shares, which includes shared voting and investment power for all 2,408,069 shares.
(9)	Based on information reported by The Vanguard Group on a Schedule 13G that was filed on or about February 12, 2013. The Vanguard Group is deemed to have beneficial ownership of these shares, which includes sole voting power of 39,527 shares, sole investment power of 1,590,147 shares, and shared investment power of 38,627 shares.
(10)	Includes the beneficial ownership of 180,000 shares of common stock held in an entity controlled by Mr. King in which he is deemed to have voting and investment power, and 7,300 shares of common stock owned by a foundation in which Mr. King is deemed to have shared voting power.
(11)	Common stock owned by a foundation in which Mr. Yeaman is deemed to have shared voting power.
(12)	Includes: (a) 135,777 shares of common stock held in a partnership in which Mr. Marr is the general partner and has sole voting and investment power (the partnership is owned 99% by a trust in which Mr. Marr’s disclaims beneficial ownership and 1% by the general partner); and (b) 43,000 shares held in a trust in which Mr. Marr has shared voting power.
(13)	Common stock owned by a foundation in which Mr. Miller is deemed to have shared voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires that our directors, executive officers, and 10% or more stockholders file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16(a) reports they file with the SEC. To our knowledge, based solely upon (i) our review of the copies of the forms we received during 2012 and (ii) written representations from our directors and executive officers we believe that all of our directors, officers, and 10% or more stockholders complied with all Section 16(a) filing requirements during 2012, except as noted below.

Our outside directors (Messrs. Brattain, King, Richards, and Reeves) receive annual option grants in connection with their election at the Company’s annual meeting. In 2012, the option grants took place on May 10, 2012, and the respective Forms 4 were filed on May 24, 2012. In addition, Messrs. Marr, Moore, and Richards executed transactions on December 11, 2012, and the respective Forms 4 were filed on December 14, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we describe our compensation objectives, policies, and practices generally, detail the specific fiscal year 2012 total compensation for our Chief Executive Officer, Chief Financial Officer, and the two other executive officers who were the most highly compensated in fiscal year 2012 (collectively, the “Named Executive Officers”), and summarize the approved compensation of the Named Executive Officers for fiscal year 2013.

Compensation Philosophy and Objectives

Our Compensation Committee is responsible for reviewing and approving the design and administration of the executive compensation program. Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation philosophy is designed to attract, motivate, and retain the key executives who drive our success and industry leadership and to motivate those executives to deliver stockholder value by achieving the following overall objectives:

•

Compensation should align the interests of our executives with our stockholders – compensation should link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon our long-term financial and stock performance;

•

Compensation should be competitive – compensation levels should be sufficiently competitive to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive in the industry;

•	Compensation should be based on company performance – compensation should reward corporate performance through annual cash incentives;

•	Compensation should reflect responsibility and accountability – compensation should be based on the level of skill, knowledge, effort, and responsibility needed to perform the job successfully; and

•

Compensation should not incentivize excessive risk taking – the mix of compensation elements should be appropriately balanced between fixed pay, short-term annual incentive cash compensation, and long-term incentive equity compensation to minimize incentive for excessive risk taking.

To achieve these objectives, the Compensation Committee has designed a compensation program for our Named Executive Officers that balances the three primary elements of our executive compensation: annual base pay; annual incentive cash compensation; and long-term incentive equity compensation (stock options). The Compensation Committee believes that this structure encourages our executives to think and act in both the near-term and long-term interests of our stockholders, without promoting excessive risk taking.

Regarding base pay and annual cash incentive compensation, the same compensation philosophy applied by the Compensation Committee to our Named Executive Officers is also utilized by management and applied throughout the entire employee base so that all employees’ incentive compensation is tied to similar goals, the difference being the amount of base pay compensation and percentage incentive compensation award in relation to base pay. Regarding long-term incentive compensation in the form of stock options, management also applies the same compensation philosophy as applied by the Compensation Committee to our Named Executive Officers to senior divisional management. We believe that the application of this consistent philosophy regarding compensation further strengthens the alignment of employees’ interests with those of the stockholders.

2012 Executive Summary Overview

Our results in 2012 reflected continued improvement in both general market conditions and Tyler’s competitive position. Total revenues increased 17% from $309 million in 2011 to $363 million in 2012, of which 11% was due to organic growth and 6% was due to acquisitions. Our organic growth was once again fueled by a 22% growth in recurring revenues from subscriptions and maintenance. Our recurring revenues were approximately 60% of our total revenues in 2012. GAAP earnings per share increased 20% from $0.83 in 2011 to $1.00 in 2012. Adjusted earnings per share, which is a non-GAAP measure, increased 22% from $1.06 in 2011 to $1.29 in 2012. For a description of our adjustments to earnings per share for 2012, see “Compensation Discussion and Analysis – 2012 Named Executive Officer Compensation.” Our stock price increased 61% from December 31, 2011 to December 31, 2012.

Compensation Program Actions

Our compensation program for our Named Executive Officers has three components:

•	Compensation Program Design – actions related to the overall design and governance of our executive compensation program;

•	Company Performance Review Process for Prior Fiscal Year – actions approving actual incentive cash compensation awards for the just-completed fiscal year; and

•	Setting Compensation for Current Fiscal Year – actions that set future base pay and incentive compensation targets for the upcoming fiscal year.

Compensation Program Design. Each year, our Chief Executive Officer, in conjunction with the Human Resources Department, reviews the market competitiveness of our executive compensation relative to technology and broad industry peers, which is described in detail below. If the review shows that our executive compensation is not competitive, our Chief Executive Officer will recommend changes to the Compensation Committee. He may also recommend changes to the executive compensation program based on changes in the business environment in which we operate. The Compensation Committee periodically reviews the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes.

Peer Group and Surveys. In September 2010, we joined the Radford Global Technology Survey (the “Radford Survey”). Nearly 2,000 technology and life science companies use Radford Surveys to benchmark their compensation practices for all levels within their organizations. Management utilizes the Radford Survey to determine the reasonableness of compensation for various levels of employees, including executives. The Compensation Committee considered comparative market data from a broad set of technology companies in the Radford Survey.

In order to provide the Compensation Committee with more detailed and specific information about executive compensation levels and practices, we established a peer group of 20 public companies of similar size in the software industry (the “Peer Group”) in February 2010 to assist in determining appropriate compensation levels for the Named Executive Officers. The Peer Group companies provide perspective and reflect the external market’s valuation of key executive compensation. External information is considered with internal factors such as an executive’s position, experience, and responsibilities. The Peer Group is reviewed annually and adjusted as required by changes in the market.

In January 2013, we reviewed the Peer Group utilized in 2012, which revealed that six of the companies had been acquired or merged during the last year and, therefore, can no longer be considered as part of the Peer Group. Those companies are: Ariba, Inc., JDA Software Group, Inc., Kenexa Corp., Quest Software, Inc., S1 Corp., and Taleo Corp. Accordingly, we identified six new companies of similar size in the software industry to replace the acquired firms in the Peer Group. The companies in the Peer Group used to assist in setting 2013 compensation were:

Advent Software, Inc.	j2Global, Inc. *
Aspen Technology, Inc.	K12, Inc. *
Athenahealth, Inc. *	Manhattan Associates, Inc.
Blackbaud, Inc.	Microstrategy, Inc.
Concur Technologies, Inc.	Netscout Systems, Inc.
DealerTrack Holdings, Inc.	Netsuite, Inc.
Deltek, Inc.	RealPage, Inc. *
Epiq Systems, Inc.	Solera Holdings, Inc.
Guidewire Software, Inc. *	SS&C Technologies Holdings, Inc. *
Jack Henry & Associates, Inc.	Ultimate Software Group, Inc.

*	Indicates new peer company

In determining the appropriateness of the Peer Group, the Compensation Committee compared our performance against six key metrics of the Peer Group, including revenues, market capitalization, net income, total assets, one-year stockholder return, and three-year stockholder return. The Compensation Committee determined that based on these metrics the Peer Group was appropriate for comparative purposes. The Compensation Committee continues to utilize the Radford Survey in addition to the Peer Group. The Compensation Committee uses market survey data like the Peer Group and Radford Survey not as a benchmark per se, but rather as a reasonableness check. This flexibility is important in designing compensation arrangements to attract and retain new executives in the highly-competitive, rapidly changing market in which we compete.

Positioning of Pay. The Compensation Committee determines target total compensation for our Named Executive Officers after considering the Chief Executive Officer’s recommendations and a variety of data sources, including analysis of the Peer Group and Radford Survey. We do not apply a formula that ties our total compensation levels to specific market percentiles.

Mix of Pay Elements. As described above, our philosophy is to provide a significant portion of total compensation linked to performance that we believe will create long-term stockholder value. To achieve these objectives, the executive compensation program relies on the following three elements of total compensation:

Element	Form of Compensation	Purpose	Metric

Base salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Salaries are set each year based on the executive’s position, responsibilities, experience, and retention risk. Base salary is a fixed component and is not dependent on achieving goals

Incentive cash compensation under the annual bonus plan	Cash	Create a strong financial incentive for achieving or exceeding annual financial performance goals	Achieving adjusted earnings per share goals, which are recommended by the CEO and approved by the Compensation Committee

Equity-based compensation	Stock options	Create a strong financial incentive for creating stockholder value, encourage a significant equity stake in Tyler, and provide a direct incentive for future performance	Discretionary, but set each year based on the executive’s position, experience, responsibilities, and retention risk

Our executive compensation program is designed to provide an incentive and reward for the achievement of both short-term and long-term objectives. We believe that sustained achievement of measurable financial objectives leads to increased stockholder value. To achieve these objectives we use a mix of short-term compensation (base salaries and annual cash bonuses) and long-term incentives (stock options) to provide a total compensation structure that is designed to reward sustained strong performance while providing cash compensation that remains competitive for our industry. In setting the mix between the different elements of compensation, we do not target specific allocations, but generally weigh the incentive compensation elements (both cash and equity) more heavily. For more information, see “Compensation Discussion and Analysis – 2012 Named Executive Officer Compensation – Compensation Mix.”

Base salary is intended to provide competitive, fixed compensation to attract and retain exceptional executive talent. Annual incentives are intended to reward the achievement of short-term objectives, with a view to long-term stockholder value. Our 2013 incentive compensation plan is based on annual earnings per share performance metrics (as adjusted to exclude the effects of share-based compensation expense and expenses associated with the amortization of acquisition intangibles arising from business combinations) and is structured with graduated benefits for overachievement and consequences for underachievement of objectives. Over the past several years, our stock price has increased significantly, which has led to significantly higher share-based compensation expense under the Black-Scholes valuation methodology, even as the aggregate amount of equity grants to management and key personnel has remained constant. Therefore, for incentive compensation purposes, we believe that adjusting the earnings per share metric to exclude the effects of share-based compensation expense, as well as expenses associated with the amortization of acquisition intangibles, removes certain uncontrollable variables and provides a more accurate picture of our financial performance. Over the past two fiscal years, we adjusted earnings per share to the extent we exceeded our year-over-year recurring revenue goal. The recurring revenue run rate adjustment has been discontinued in the incentive compensation plans beginning in 2013, primarily because market acceptance and demand for our subscription-based arrangements has caused our recurring revenue stream to reach a level where it is more balanced with traditional license sales and the risk of bias in either direction is less significant. While our annual incentive compensation plan is based on a given year’s adjusted earnings per share, the initial establishment of the criteria for full achievement of the target bonus from year to year is based on a longer term view of appropriate growth. In other words, performance that meets our internal plan in a given year may not necessarily correspond with our executives earning 100% of the target bonus, if the internal plan does not meet the goal of overall year-over-year growth. For more information on the calculation of 2013 incentive compensation, see “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation – 2013 Compensation Committee / Board of Director Actions.”

Equity incentives, comprised of stock options, are intended to reward sustained achievement of long-term objectives through time-based vesting periods. Stock options to our executive officers have a ten-year life and, beginning in 2013, vest ratably over a period of five years beginning on the first anniversary of the date of grant, thereby providing a long-term incentive. Our allocations reflect our philosophy that a significant portion of our executive officers’ compensation should be performance-based and therefore at risk depending on Tyler’s performance. Through the use of stock options, a significant portion of potential compensation is tied directly to stock price appreciation, further aligning the interest of our executive officers with those of our stockholders. We have considered other forms of equity compensation, such as restricted stock, but believe that stock options are the best form of equity based compensation as stock options only reward executives if the value of the stock increases. Restricted stock can provide additional compensation even if the stock value is stagnant. All stock option awards are granted in semi-annual tranches (on or about June 15 and December 15). Stock option awards are made at the market price at the time of the award.

Our philosophy with regard to granting stock options is to:

•	strive to ensure that the overall number and value of stock option awards is reasonable;

•

focus stock option awards on a relatively small number of key employees determined to have a direct impact on our ability to achieve our long-term goals with the largest stock option grants awarded to our top performers and individuals with the greatest responsibilities and the potential to drive long-term share price appreciation; and

•

manage the overall net stock dilution (i.e., manage the total number of shares outstanding by balancing the dilutive effect of granting stock options with repurchases of our common stock, which reduce our shares outstanding).

Assessment of Risk. Our compensation program is designed not to incentivize excessive risk taking by allocating an appropriate balance between the three compensation elements. The base salary component of compensation is a fixed amount and is therefore not subject to or influenced by risk taking. Our annual cash incentive compensation is principally focused on short-term performance with consideration given to long-term stockholder value (earnings per share, as may be adjusted to exclude the effects of share-based compensation expense and expenses associated with the amortization of acquisition intangibles arising from business combinations). Our long-term incentive compensation is based on long-term stock price growth through the grant of stock options. Our annual cash incentive compensation plans are graduated scale plans rather than based on “all or nothing” performance, which reduces the incentive for short-term excessive risk taking. Moreover, our stock option grants occur in fixed amounts on a semi-annual basis (on or about June 15 and December 15), which eliminates the ability of executive officers to time the grant of options around short-term, market events. Further, options granted to Named Executive Officers, beginning in 2013, vest at 20% per year on the first through fifth anniversary of the date of grant, which further emphasizes the long-term nature of this compensation component and reduces the incentive for risk taking. Finally, the Board of Directors adopted the Executive Compensation Recovery Policy effective January 1, 2010, which provides that the independent directors can direct Tyler to recover all or a portion of any bonus or incentive compensation paid to an executive if, in the opinion of the independent directors, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements. See “Compensation Discussion and Analysis – 2013 Named Executive Officer Compensation – 2013 Compensation Committee / Board of Director Actions.”

Consideration of Say-on-Pay Vote Results. At the 2011 annual meeting, we provided our stockholders with the opportunity to vote, on an advisory basis, to approve our executive compensation. Although the vote was advisory and non-binding, the Compensation Committee considers the outcome of the advisory vote as part of the compensation program design process. Approximately 96% of the votes cast by our stockholders on the executive compensation proposal approved the compensation of our Named Executive Officers. The Compensation Committee believes that this overwhelming level of approval is an affirmation of our executive compensation practices.

Also at the 2011 annual meeting, a majority of the votes cast by our stockholders were voted, on an advisory basis, in favor of holding future stockholder voting on executive compensation every three years. Our Board of Directors decided to follow our stockholders’ recommendation; therefore, an advisory vote on executive compensation will not be submitted to our stockholders until the 2014 annual meeting.

Company Performance Review Process for Prior Fiscal Year. Each year, the Compensation Committee approves the size of incentive compensation for the prior fiscal year based on the achievement of defined incentive compensation plans that were approved by the Compensation Committee at the beginning of the year. Annual bonuses are reviewed by the Compensation Committee and generally paid shortly thereafter. While the payment of annual incentive compensation is based solely on the achievement of pre-defined and pre-approved metrics, the Compensation Committee, using its judgment, may exercise discretion in granting additional bonus amounts and stock option awards as it deems appropriate. These adjustments may be based on subjective factors such as the Compensation Committee’s assessment of external factors, including general economic and market conditions, unforeseen “one-time” events affecting financial performance or driving stockholder value, the executive’s assumption of additional responsibilities, the degree of difficulty of a particular assignment, and the executive’s experience, tenure, and future prospects with Tyler.

Setting Compensation for Current Fiscal Year. Each year, the Compensation Committee approves base salary, annual incentive compensation adjusted earnings per share plans, and the amount of stock options to be granted to the Named Executive Officers as part of our semi-annual option grants. In so doing, the Committee reviews recommendations by the Chief Executive Officer and analyzes the Peer Group and Radford Survey, internal business plans, and general economic conditions. For more information on the establishment of 2012 Named Executive Officer compensation, see “Compensation Discussion and Analysis – 2012 Named Executive Officer Compensation.”

2012 Named Executive Officer Compensation

In February 2012, the Compensation Committee approved the total 2012 compensation packages for each of the Named Executive Officers, including the Chief Executive Officer. The total compensation packages included base salary, an annual cash incentive compensation plan, and proposed stock option grants. The Compensation Committee reaffirmed the appropriateness and amount of stock option grants prior to the June 15 and December 15 awards. In December 2012, the Compensation Committee conducted a preliminary review of the Company’s performance through the first eleven months and projected performance through the end of the fiscal year in connection with the analysis and partial payment of cash incentive bonuses under the 2012 incentive compensation plan for the Named Executive Officers (see, “Compensation Discussion and Analysis – 2012 Named Executive Officer Compensation – Analysis of Compensation Elements – Annual Cash Bonus”). In February 2013, the Compensation Committee conducted a final Company performance review to determine the attainment of adjusted earnings per share targets, relating to the payment of cash incentive bonus under the previously approved incentive compensation plan for 2012.

Role of the Chief Executive Officer. In February 2012, our Chief Executive Officer, John S. Marr, Jr., at the request of the Chairman of the Compensation Committee, attended the Compensation Committee meeting. Mr. Marr was asked to provide senior management’s philosophy regarding executive compensation and short- and long-term objectives for the purpose of assisting the Compensation Committee in establishing 2012 total compensation for the Named Executive Officers. In addition, Mr. Marr was asked to present the results of the analysis of the Peer Group and Radford Survey as well as the financial outlook for 2012. Mr. Marr noted that the Named Executive Officers’ 2011 total compensation was below the median and mean as represented by the Peer Group. Mr. Marr made recommendations regarding 2012 base salary increases, annual bonus performance targets with corresponding minimum and maximum bonus payout potentials, and long-term incentives (stock option awards) for each Named Executive Officer, including himself. Mr. Marr also recommended adjusting the earnings per share calculation, for annual cash incentive compensation purposes only, to the extent that growth in our year-over-year recurring revenue run rate exceeds our recurring revenue run rate growth target. Recurring revenues (e.g., software maintenance and subscription arrangements) build long-term financial stability and drive long-term stockholder value; however, due to software revenue recognition rules, growth in our recurring revenues may not necessarily be reflected in a given year’s annual earnings per share performance. Mr. Marr noted that given the long-term stockholder value of increasing our recurring revenues, an annual incentive plan should not create any bias towards traditional software license sales versus the sale of or conversion to subscription-based arrangements. Therefore, adjusting our earnings per share to the extent that growth in our year-over-year recurring revenue run rate exceeds our growth target in calculating incentive compensation better aligns management and stockholder short-term and long-term interests and provides a more meaningful measure than growth in earnings per share alone. The recurring revenue financial measure would also be added to incentive plans throughout the organization. Mr. Marr was excused from the meeting after his presentation and did not participate in the Compensation Committee’s discussion of executive compensation for 2012. The Compensation Committee has the authority to accept, reject, or modify the Chief Executive Officer’s recommendations.

Analysis of Compensation Elements. The principal elements of our executive compensation program in 2012 were (1) base salary, (2) annual cash bonus, and (3) stock options, each of which is described in more detail below:

Base Salary. Base salary represents the single, fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our executives. In February 2012, the Compensation Committee approved a 4% increase for each of the Named Executive Officer’s annual base salary as set forth below:

Name	Increase	2011 Salary	2012 Salary
John S. Marr, Jr.	4%	$428,500	$446,000
Dustin R. Womble	4%	$360,000	$374,500
Brian K. Miller	4%	$270,500	$281,500
H. Lynn Moore, Jr.	4%	$270,500	$281,500

The 4% increase in base salary was recommended to the Compensation Committee by the Chief Executive Officer. His recommendations were based on two things. First, he referenced nationwide market survey information from the Peer Group and Radford Survey. This information included comparisons to similar-sized companies that were public companies in the technology and life sciences industries with annual revenues between $200 million and $500 million. The survey indicated that the base salary for our Named Executive Officers was below the average base salary reflected in the Peer Group and Radford Survey, while the incentive target percentages were at or above the 50th percentile. Second, and most important, he believed that it was appropriate to reward executive management for the company’s strong performance in 2011.

The Compensation Committee reviewed the nationwide market survey information in a summary report and considered the company’s growth in both revenue and earnings per share, as well as the Chief Executive Officer’s recommendations in independently determining the 2012 salary adjustments. As noted above, the Compensation Committee does not adhere to strict formulas or rely to any significant extent on market survey data to determine total compensation or the mix of compensation elements. Market survey data is not used as a benchmark per se, but rather is referred to by the Compensation Committee as a reasonableness check.

Annual Cash Bonus. A significant portion of each executive’s annual compensation is in the form of a cash bonus. We believe that some meaningful portion of the executive’s compensation should be contingent upon the successful achievement of our corporate objectives. Our 2012 annual cash bonuses for executives were based on the level of attainment of earnings per share objectives, as adjusted on an after-tax basis to the extent that our year-over-year annualized recurring revenue run rate exceeded our growth target, and did not include any individual performance goals. In February 2012, the Compensation Committee approved the 2012 Incentive Compensation Plan recommended by the Chief Executive Officer, which was based on the achievement of fully diluted adjusted earnings per share goals established in connection with our annual operating plan and consistent with our long-term growth strategy. The Board of Directors also reviews the annual operating plan. The 2012 Incentive Compensation Plan for the Named Executive Officers was similar to other corporate employees’ incentive compensation plans and tied to similar goals, the main difference being the size of the target incentive award in relation to base salary. We believe that the percentage of compensation that is based on our performance should increase with an employee’s level within Tyler up to and including executive management. Target incentives are determined based on experience, level of responsibility, and retention risk. The 2012 Incentive Compensation Plan provided the opportunity for the executive officers as well as our corporate employees to earn incentive compensation at the following levels:

•	175% of target based on achieving 131% of adjusted earnings per share goal

•	170% of target based on achieving 129% of adjusted earnings per share goal

•	165% of target based on achieving 127% of adjusted earnings per share goal

•	160% of target based on achieving 124% of adjusted earnings per share goal

•	155% of target based on achieving 122% of adjusted earnings per share goal

•	150% of target based on achieving 120% of adjusted earnings per share goal

•	145% of target based on achieving 118% of adjusted earnings per share goal

•	140% of target based on achieving 116% of adjusted earnings per share goal

•	135% of target based on achieving 114% of adjusted earnings per share goal

•	130% of target based on achieving 112% of adjusted earnings per share goal

•	125% of target based on achieving 110% of adjusted earnings per share goal

•	120% of target based on achieving 108% of adjusted earnings per share goal

•	115% of target based on achieving 106% of adjusted earnings per share goal

•	110% of target based on achieving 104% of adjusted earnings per share goal

•	105% of target based on achieving 102% of adjusted earnings per share goal

•	100% of target based on achieving 100% of adjusted earnings per share goal

•	95% of target based on achieving 98% of adjusted earnings per share goal

•	90% of target based on achieving 96% of adjusted earnings per share goal

•	85% of target based on achieving 94% of adjusted earnings per share goal

•	80% of target based on achieving 92% of adjusted earnings per share goal

•	75% of target based on achieving 90% of adjusted earnings per share goal

•	70% of target based on achieving 88% of adjusted earnings per share goal

•	65% of target based on achieving 86% of adjusted earnings per share goal

•	60% of target based on achieving 84% of adjusted earnings per share goal

•	55% of target based on achieving 82% of adjusted earnings per share goal

•	50% of target based on achieving 80% of adjusted earnings per share goal

•	45% of target based on achieving 78% of adjusted earnings per share goal

•	40% of target based on achieving 76% of adjusted earnings per share goal

•	35% of target based on achieving 73% of adjusted earnings per share goal

•	30% of target based on achieving 71% of adjusted earnings per share goal

•	0% of target based on achieving less than 71% of adjusted earnings per share goal

In calculating adjusted earnings per share for 2012, the growth in our year-over-year recurring revenue run rate, to the extent it exceeded our target growth, would be converted, net of taxes, into earnings per share equivalents and added to the actual earnings per share results. As of December 31, 2011, our annualized recurring revenue run rate was $195,708,000 and our target increase for 2012 was $21,868,000. Therefore, to the extent our annualized recurring revenue run rate as of December 31, 2012 exceeded $217,576,000, such excess shall be calculated on an after-tax basis and used to adjust our earnings per share for the sole purpose of computing incentive compensation.

In order to earn 100% of the target bonus for 2012, we had to achieve the adjusted earnings per share goal of $0.98 to $0.999, which was generally in a range consistent with our long-term growth strategy. In order to achieve the threshold bonus of 30% of target, we had to achieve 71% of the adjusted earnings per share goal, a range of $0.70 to $0.719. The operating plan is developed from the “bottom-up” and considers a wide range of factors that impact our results, including the general economic environment, our market, competitive landscape, initiatives and investments, and various other risks and opportunities. As of the beginning of the plan year, achievement of the plan was generally considered to be challenging but reasonably possible when all such factors were considered.

In February 2012, the Compensation Committee approved target 2012 incentive awards at 100% of base salary for Mr. Marr and Mr. Womble, and 75% of base salary for Mr. Miller and Mr. Moore. The difference is primarily based on the executives’ level of responsibility and retention risk. In December 2012, the Compensation Committee conducted a preliminary review of the Company’s performance through the first eleven months and projected performance through the end of the fiscal year in connection with the analysis and partial payment of cash incentive bonuses under the 2012 incentive compensation plan for the Named Executive Officers. Upon such review, the Committee determined that the Named Executive Officers’ 2012 incentive compensation would be at least equal to 100% of target, and further approved a payout of up to 90% of target at the election of each Named Executive Officer. In February 2013, the Compensation Committee conducted a final Company performance review after the fiscal year’s financial results were reviewed and approved by the Audit Committee for the purposes of determining the actual attainment of adjusted earnings per share targets. For 2012, we achieved earnings per share of $1.00. Our annualized recurring revenue run rate as of December 31, 2012 was $24,340,000, or $2,472,000 above our $21,868,000 target increase. Accordingly, for the sole purpose of computing incentive compensation, our adjusted earnings per share for 2012 was $1.05. Therefore, in February 2013, the Compensation Committee approved an annual cash bonus of 115% of the target incentive award (less any amounts elected to be paid by each Named Executive Officer in December 2012), which was consistent with the 2012 Incentive Compensation Plan approved by the Compensation Committee in February 2012. The Compensation Committee did not grant any additional bonus compensation to any of the Named Executive Officers for 2012.

Stock Options. A third component to our Named Executive Officers’ 2012 compensation is stock options. As discussed above, stock options promote long-term performance and serve as a means of attracting, motivating, and retaining executive officers. Stock options also provide a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers and other key employees. Option holders only realize value on stock options if our stock price increases and only if they remain employed with us beyond the date their options vest. When our stock price does not grow, our executives realize little or no value from this component of their compensation. We believe this is appropriate because our stockholders also would not have benefited significantly from owning our stock.

In February 2012, our Chief Executive Officer recommended stock option grants for our Named Executive Officers. He recommended these grants be made in two equal tranches on June 15 and December 14, which was consistent with our semi-annual grant policy. The term and vesting period for stock option grants was consistent with stock option grants made to all our employees.

In February 2012, the Compensation Committee preliminarily approved the size of option grants to our Named Executive Officers. In so doing, the Compensation Committee considered many factors, including the fact that our Named Executive Officers’ total compensation is below the average as reflected in the Peer Group and Radford Survey, the recommendation of our Chief Executive Officer, our potential future financial performance, each Named Executive Officer’s experience and level of responsibility, and our retention risk for each Named Executive Officer. The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The Compensation Committee also periodically reviews Institutional Shareholder Services, Inc. guidelines as to the appropriate level of stock option awards granted for companies of similar characteristics. Prior to June 15 and December 14, 2012, the Compensation Committee approved the actual grants of stock options to each Named Executive Officer as set forth below:

Name	June 15, 2012	December 14, 2012
John S. Marr, Jr.	36,000	36,000
Dustin R. Womble	30,000	30,000
Brian K. Miller	24,000	24,000
H. Lynn Moore, Jr.	24,000	24,000

Stock option awards are made annually to approximately 2–4% of all employees. The Named Executive Officers were awarded approximately 28% of the total annual recurring stock options granted to employees in 2012 as part of our annual recurring stock option grant program. In 2012, the percentage of total stock option awards for our annually recurring grants to Named Executive Officers was as follows:

Name	Percentage of total annually recurring stock option awards
John S. Marr, Jr.	9%
Dustin R. Womble	7%
Brian K. Miller	6%
H. Lynn Moore, Jr.	6%

Compensation Mix. The mix of the three key elements of 2012 Named Executive Officer compensation is designed with the objective of putting a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if adjusted earnings per share goals are met and if the value of our common stock increases. We believe that having a larger measure of key pay elements at risk motivates and challenges our Named Executive Officers to achieve positive returns for our stockholders. For 2012, the proportion of pay at risk for our Named Executive Officers was as follows:

		Compensation at Risk
Name	Base Salary	Bonus	Stock Options
John S. Marr, Jr.	22%	25%	53%
Dustin R. Womble	22%	25%	53%
Brian K. Miller	23%	19%	58%
H. Lynn Moore, Jr.	23%	19%	58%

The table above depicts the relative mix of pay elements for 2012, made up of base salary earned, annual bonus cash incentive earned in 2012, and the aggregate grant date fair value of stock option grants made to the executive officers. See “Executive Compensation – Summary Compensation Table” for more detail.

Additional Considerations. In addition to the general philosophies and specific considerations discussed above, the Compensation Committee discussed in detail the following in determining total compensation for the Named Executive Officers:

•	our 2012 anticipated and actual financial performance;

•	terms of employment agreements; and

•	each Named Executive Officer’s annual incentive compensation plan that had been previously approved.

With respect to our Chief Executive Officer’s 2012 total compensation package, the Compensation Committee also considered the following:

•	management’s goal of year-over-year improved earnings per share growth;

•	management’s focus on strengthening our balance sheet;

•	management’s strategic mission to increase profitability through sustained internal growth, including growth in recurring revenues;

•	management’s directive to develop and deploy premier technology through continued investment;

•	Mr. Marr’s contribution to the achievement of each of these strategic initiatives; and

•	reference to levels of compensation of other chief executive officers of similarly sized, publicly held companies and in similar industries.

After considering all of the factors outlined in this Compensation Discussion and Analysis, the Compensation Committee considered the overall compensation paid to our Named Executive Officers for 2012 to be appropriate and reasonable.

2013 Named Executive Officer Compensation

In February 2013, the Compensation Committee met and approved the total compensation packages for each of the Named Executive Officers for 2013, including our Chief Executive Officer. The 2013 total compensation packages will include the same components as 2012 with the adjustments as set forth below.

Role of the Chief Executive Officer. In February 2013, our Chief Executive Officer, at the request of the Chairman of the Compensation Committee, attended the Compensation Committee meeting. Mr. Marr was asked to provide senior management’s philosophy regarding executive compensation and short- and long-term objectives for the purpose of assisting the Compensation Committee in establishing 2013 total compensation for the Named Executive Officers. In addition, Mr. Marr was asked to present the results of the analysis of the Peer Group and Radford Survey as well as the financial outlook for 2013. Mr. Marr noted that the Named Executive Officers’ 2012 total compensation was below the median and mean as represented by the Peer Group. Mr. Marr made recommendations regarding 2013 base salary increases, annual bonus performance targets with corresponding minimum and maximum bonus payout potentials, and long-term incentives (stock option awards) for each Named Executive Officer, including himself. For annual incentive compensation purposes only, Mr. Marr recommended adjusting earnings per share to exclude the effects of share-based compensation expense and expenses associated with the amortization of acquisition intangibles arising from business combinations. Mr. Marr discussed with the Committee the fact that over the past several years, our stock price has increased significantly, which has led to significantly higher share-based compensation expense under the Black-Scholes valuation methodology, even as the aggregate amount of equity grants to management and key personnel has remained constant. Therefore, for incentive compensation purposes, Mr. Marr proposed adjusting the earnings per share metric to exclude the effects of share-based compensation expense, as well as expenses associated with the amortization of acquisition intangibles, because it removes certain uncontrollable variables and provides a more accurate picture of our financial performance. Over the past two fiscal years, the Committee, in evaluating incentive performance compensation, adjusted earnings per share to the extent the Company exceeded its year-over-year recurring revenue goal. Mr. Marr recommended discontinuing the recurring revenue run rate adjustment in the incentive compensation plans beginning in 2013, primarily because market acceptance and demand for our subscription-based arrangements has caused our recurring revenue stream to reach a level where it is more balanced with traditional license sales and the risk of bias in either direction is less significant. Mr. Marr further presented management’s view that while annual incentive compensation plans are based on a given year’s adjusted earnings per share, the initial establishment of the criteria for full achievement of the target bonus from year to year should be based on a longer term view of appropriate growth. In other words, performance that meets internal plan in a given year may not necessarily correspond with executives earning 100% of the target bonus, if the internal plan does not meet the goal of overall year-over-year growth. With regard to long-term incentives (stock option awards), Mr. Marr recommended that the annual option grants be reduced by 20% from prior years. Mr. Marr based his recommendation on the fact that our total issued and outstanding shares had been reduced by approximately 20% over recent years due to stock repurchases. Mr. Marr was excused from the meeting after his presentation and did not participate in the Compensation Committee’s discussion of executive compensation for 2013. The Compensation Committee has the authority to accept, reject, or modify the Chief Executive Officer’s recommendations.

2013 Compensation Committee / Board of Director Actions. Each Named Executive Officer executed a five-year employment agreement in February 2008, which were expiring in February 2013. In February 2013, the Compensation Committee, after reviewing and considering the terms of the 2008 employment agreements, the Company’s performance over the past five years, each Named Executive Officer’s contributions to the Company’s performance, retention risk for each Named Executive Officer, and other factors, approved new five-year employment agreements for each of the Named Executive Officers, which included the following 2013 total compensation and other measures (see, “Compensation Discussion and Analysis – Employment Contracts”):

Base Salary. For 2013, the Compensation Committee approved a 5.2% increase for each of the Named Executive Officer’s annual base salary. This was based on the Company’s strong performance in 2012 and the fact that the Peer Group and the Radford data indicated that base compensation was below the median and the mean.

Annual Cash Bonus. For 2013, the Compensation Committee elected to leave target bonus awards unchanged at 100% of base salary for Mr. Marr and Mr. Womble, and 75% of base salary for Mr. Miller and Mr. Moore. The Compensation Committee further approved the 2013 Incentive Compensation Plan for the Named Executive Officers as well as all employees at graduated scale levels similar to the 2012 Incentive Compensation

Plan. To earn 100% of the target bonus under the 2013 Incentive Compensation Plan, the Company must achieve the earnings per share goal of $1.40 to $1.419, as adjusted to exclude the impact of share-based compensation expense and amortization of acquisition intangibles. The target bonus is based on our operating plan and was reviewed by the Compensation Committee. In order to achieve the threshold bonus of 40% of target, the Company must achieve 84% of the adjusted earnings per share goal, or a range of $1.17 to $1.179.

Stock Options. For 2013, the Compensation Committee preliminarily approved stock option grants to the Named Executive Officers in amounts that were 20% lower than the 2012 stock option grants, which will be issued on or about June 15 and December 15, 2013, subject to final approval by the Compensation Committee.

Executive Compensation Recovery Policy

Accountability is a fundamental value to Tyler Technologies. To reinforce this value through our executive compensation program, the Board of Directors adopted an Executive Compensation Recovery Policy in February 2010. The policy applies to our Named Executive Officers, division presidents, senior financial management, and division controllers and is included in the executive compensation plans for each such individual. Under this policy, if, in the opinion of the independent directors of the Board, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements, then the independent directors shall have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. Based upon the facts and circumstances surrounding the restatement, the independent directors may direct us to recover all or a portion of any bonus or incentive compensation paid, adjust the future compensation of the executive, and dismiss, or take legal action against, the executive, in each case as the independent directors determine is in our best interests. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated; (2) the executive in question engaged in fraud or intentional misconduct; and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Other Compensation Topics

Benefits. Our Named Executive Officers are eligible for the same benefits made available to other full-time employees generally, including our 401(k) Savings Plan, Employee Stock Purchase Plan, health and dental care plans, life insurance plans, disability plans, and other welfare benefit programs.

Severance and Change in Control Agreements. Our Named Executive Officers have employment contracts that provide for a severance payment equal to each executive’s base salary and target bonus and a non-compete payment equal to his base salary and target bonus upon the executive’s termination of employment without cause, or upon the executives’ termination of employment upon a change in control. In addition, upon a change in control all unvested options previously granted to each Named Executive Officer would immediately become vested and exercisable. For more information, see “Compensation Discussion and Analysis – Employment Contracts.”

Tax Consequences of Certain Forms of Compensation. The following is a summary of principal federal income tax consequences of certain transactions under our compensation plan. It does not describe all federal tax consequences of our compensation plan, nor does it describe state and local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the incentive option price will be taxed to the optionee as a long-term capital gain, any loss sustained will be a long-term capital loss, and we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise over the option price and we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the stock option is paid by tendering shares.

Non-Qualified Options. We also grant to executives non-qualified stock options that do not qualify for the tax treatment described above. No income is realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount. At disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Employment Contracts

In February 2013, we entered into five-year employment agreements with John S. Marr, Jr., Dustin R. Womble, Brian K. Miller, and H. Lynn Moore, Jr. Under the terms of the agreements, Messrs. Marr, Womble, Miller and Moore will receive minimum base salaries of $469,000, $394,000, $296,000, and $296,000, respectively. They also participate in performance bonus or incentive compensation plans made available to our comparable-level employees and receive all employee benefits and perquisites normally offered to our executive employees. Each agreement provides for a severance payment equal to each executive’s base salary and target bonus and a non-compete payment equal to his base salary and target bonus upon the executive’s termination of employment without cause, or upon the executives’ termination of employment upon a change in control. A change in control is defined as our merger or consolidation into an unaffiliated entity, our dissolution or liquidation, the sale of all or substantially all of our assets, the acquisition by any person, entity or group of more than 50% of our voting stock, or a change in the majority of our Board of Directors that was not approved by the then existing directors. In addition to the severance payment and the non-compete payment, each agreement also provides that we will continue to provide medical benefits for twelve months after the date of termination. In the event of a change in control, all unvested options previously granted to Messrs. Marr, Womble, Miller, and Moore would immediately become vested and exercisable.

In addition, the employment agreements provided that Messrs. Marr, Womble, Miller, and Moore be granted options to purchase 320,000, 200,000, 120,000, and 120,000 shares of Tyler’s common stock, respectively. The options were granted at an exercise price equal to the closing market price of Tyler’s common stock as reported by the New York Stock Exchange as of the effective date of the grant (February 11, 2013). The options vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of grant and are subject to terms and conditions of the 2010 Stock Option Plan and our standard option agreement under that plan.

We developed a standard severance package for our Named Executive Officers because we believe it is necessary to attract and retain qualified executive officers and to minimize the distraction caused by a potential transaction and reduce the risk that an executive officer departs Tyler before an acquisition is consummated. We believe that a pre-existing plan allows our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than on seeking alternative employment. We further believe that our employment agreements ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. The Compensation Committee applied its best judgment in developing the severance package after considering each executive’s overall compensation package, the rapidly changing environment for technology-based companies, the average time required to obtain employment for equivalent job duties, and the amount of payment made to executives in the event of termination without cause or upon a change in control.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the Compensation Committee.

Michael D. Richards, Chairman

J. Luther King, Jr.

G. Stuart Reeves

Compensation Committee Interlocks and Insider Participation

In 2012, the Compensation Committee consisted of Michael D. Richards (Chairman), J. Luther King, Jr., and G. Stuart Reeves. No member of the Compensation Committee was an officer or employee of Tyler. None of our executive officers served on the compensation committee or equivalent of any other entity.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding the compensation paid to our Named Executive Officers for all of the services they rendered to us during 2012, 2011, and 2010:

Name and Principal Position	Year	Salary ($ )		Bonus ($ )	Stock Awards ($ )	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)			Total ($)

John S. Marr, Jr. Chief Executive Officer and President	2012		$446,000				$1,094,951		$512,900			$11,491	(3)		$2,065,342
	2011		$428,500				$722,139		$557,050			$14,901	(3)		$1,722,590
	2010		$420,000				$557,201		$210,000			$16,101	(3)		$1,203,302

Dustin R. Womble Executive Vice President	2012 2011 2010	$ $ $	374,500 360,000 353,000			$ $ $	912,459 601,782 464,334	$ $ $	430,675 468,000 176,500		$ $ $	9,759 18,371 12,534		$ $ $	1,727,393 1,448,153 1,006,368

Brian K. Miller Executive Vice President, Chief Financial Officer and Treasurer	2012 2011 2010	$ $ $	281,500 270,500 265,000			$ $ $	729,967 481,425 371,468	$ $ $	242,794 263,738 99,375		$ $ $	8,652 9,750 9,726		$ $ $	1,262,913 1,025,413 745,569

H. Lynn Moore, Jr. Executive Vice President, General Counsel and Secretary	2012 2011 2010	$ $ $	281,500 270,500 265,000			$ $ $	729,967 481,425 371,468	$ $ $	242,794 263,738 99,375		$ $ $	8,132 8,500 7,350		$ $ $	1,262,393 1,024,163 743,193

(1)	Represents aggregate grant date fair value of awards granted and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Such grants provide our executive officers the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. For additional information on the valuation assumptions, refer to note 10 of the Tyler Technologies’ financial statements in the Form 10-K for the year ended December 31, 2012, as filed with the SEC. This fair value does not represent cash received by the executive in 2012, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.
(2)	These amounts consist of amounts earned under Tyler’s bonus plan for each respective year and generally paid in the following year. In December 2012, upon recommendation by the Compensation Committee, Messrs. Marr, Womble, Miller, and Moore elected to be paid $401,400, $318,325, $190,013, and $190,013, respectively, in 2012 with the balance paid in the following year.
(3)	All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan, personal use of a company automobile by Mr. Marr, and tickets to sporting events.

Grants of Plan-Based Awards in 2012

The following table sets forth certain information relating to grants of plan-based awards to the Named Executive Officers during 2012:

		Estimated Future Payouts		All Other Option		Grant Date
		Under Non-Equity Incentive		Awards: Number of	Exercise or	Fair Value of
		Plan Awards (1)		Securities	Base Price of	Stock and
	Grant	Target	Maximum	Underlying Options	Option Awards	Option Awards
Name	Date	($)	($)	(#) (2)	($/Sh)	($) (3)
John S. Marr, Jr.	2/8/2013	$446,000	$780,500
	6/15/2012	$—	$—	36,000	$39.36	$495,598
	12/14/2012	$—	$—	36,000	$47.20	$599,353

Dustin R. Womble	2/8/2013	$374,500	$655,375
	6/15/2012	$—	$—	30,000	$39.36	$412,998
	12/14/2012	$—	$—	30,000	$47.20	$499,461

Brian K. Miller	2/8/2013	$211,125	$369,469
	6/15/2012	$—	$—	24,000	$39.36	$330,398
	12/14/2012	$—	$—	24,000	$47.20	$399,569

H. Lynn Moore, Jr.	2/8/2013	$211,125	$369,469
	6/15/2012	$—	$—	24,000	$39.36	$330,398
	12/14/2012	$—	$—	24,000	$47.20	$399,569

(1)	The target and maximum plan award amounts reported in these columns are derived from our 2012 Bonus Plan. The actual payout amounts for 2012 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table.
(2)	The options awarded on June 15, 2012 and December 14, 2012 were granted as part of Tyler’s broad-based annual stock option grant. The options vest and become exercisable 25% per year on the third through the sixth anniversary of the date of grant and have a contractual term of ten years. The option terms are the same for substantially all the options granted to employees on June 15, 2012 and December 14, 2012; certain key employees who are closer to retirement age may, in the discretion of our chief executive officer, receive shorter vesting periods.
(3)	The aggregate grant date fair value is determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, and does not represent cash received by the Named Executive Officers in 2012. The grant date fair value represents potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

Outstanding Equity Awards at Year-End

The following table shows outstanding equity awards for each of the Named Executive Officers at December 31, 2012:

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
John S. Marr, Jr.	26,594	—	$7.52	7/26/2015
	12,000	—	$13.29	3/2/2017
	3,304	—	$12.26	6/15/2017
	320,000	80,000	$15.00	5/15/2018
	24,000	6,000	$14.98	6/13/2018
	24,000	6,000	$12.14	12/15/2018
	18,000	12,000	$16.33	6/15/2019
	18,000	12,000	$19.20	12/15/2019
	—	36,000	$16.61	6/15/2020
	—	36,000	$21.11	12/15/2020
	—	36,000	$24.08	6/15/2021
	—	36,000	$29.72	12/15/2021
	—	36,000	$39.36	6/15/2022
	—	36,000	$47.20	12/14/2022

Dustin R. Womble	46,614	—	$4.58	7/1/2013
	87,000	—	$7.52	7/26/2015
	100,000	—	$11.02	7/26/2016
	25,000	—	$13.29	3/2/2017
	25,000	—	$12.26	6/15/2017
	25,000	—	$14.93	12/14/2017
	200,000	50,000	$15.00	5/15/2018
	20,000	5,000	$14.98	6/13/2018
	20,000	5,000	$12.14	12/15/2018
	15,000	10,000	$16.33	6/15/2019
	15,000	10,000	$19.20	12/15/2019
	—	30,000	$16.61	6/15/2020
	—	30,000	$21.11	12/15/2020
	—	30,000	$24.08	6/15/2021
	—	30,000	$29.72	12/15/2021
	—	30,000	$39.36	6/15/2022
	—	30,000	$47.20	12/14/2022

Brian K. Miller	6,000	—	$13.29	3/2/2017
	6,000	—	$12.26	6/15/2017
	15,000	—	$14.93	12/14/2017
	120,000	30,000	$15.00	5/15/2018
	16,000	4,000	$14.98	6/13/2018
	16,000	4,000	$12.14	12/15/2018
	12,000	8,000	$16.33	6/15/2019
	12,000	8,000	$19.20	12/15/2019
	—	24,000	$16.61	6/15/2020
	—	24,000	$21.11	12/15/2020
	—	24,000	$24.08	6/15/2021
	—	24,000	$29.72	12/15/2021
	—	24,000	$39.36	6/15/2022
	—	24,000	$47.20	12/14/2022

H. Lynn Moore, Jr.	9,000	—	$13.29	3/2/2017
	15,000	—	$14.93	12/14/2017
	120,000	30,000	$15.00	5/15/2018
	16,000	4,000	$14.98	6/13/2018
	16,000	4,000	$12.14	12/15/2018
	12,000	8,000	$16.33	6/15/2019
	12,000	8,000	$19.20	12/15/2019
	—	24,000	$16.61	6/15/2020
	—	24,000	$21.11	12/15/2020
	—	24,000	$24.08	6/15/2021
	—	24,000	$29.72	12/15/2021
	—	24,000	$39.36	6/15/2022
	—	24,000	$47.20	12/14/2022

(1)

Stock options expire on the tenth anniversary of the date of grant. Stock options granted prior to 2010 vest and become exercisable in equal installments on the first, second, third, fourth, and fifth anniversaries of the date of grant. Stock options granted in 2010, 2011, and 2012 vest and become exercisable in equal installments on the third, fourth, fifth, and sixth anniversaries of the date of grant. Stock options granted in 2013 and later become exercisable in equal installments on the first, second, third, fourth, and fifth anniversaries of the date of grant.

Option Exercises and Stock Vested

The following table shows stock option exercises during 2012 by each of the Named Executive Officers:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
John S. Marr, Jr.	348,102	$12,785,571

Dustin R. Womble	75,014	$2,981,319

Brian K. Miller	54,485	$1,924,470

H. Lynn Moore, Jr.	101,000	$3,852,642

Potential Payments under Employment Contracts

The Named Executive Officers would have been eligible to receive the payments set forth in the table below had their employment been terminated on December 31, 2012, including if a change in control had occurred during 2012.

	Termination Without Cause		Upon a Change in Control
Name	Lump Sum Severance and Non-Compete Payment	Continuation of Health Care Benefit	Lump Sum Severance and Non-Compete Payment	Continuation of Health Care Benefit	Accelerated Vesting of Stock Options

John S. Marr, Jr.	$1,784,000	$12,684	$1,784,000	$12,684	$2,359,143

Dustin R. Womble	$1,498,000	$12,768	$1,498,000	$12,768	$1,908,108

Brian K. Miller	$985,250	$12,768	$985,250	$12,768	$1,483,491

H. Lynn Moore, Jr.	$985,250	$12,768	$985,250	$12,768	$1,483,491

Director Compensation

The following table sets forth a summary of the compensation paid to our non-employee directors in 2012:

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)		Total ($)
Donald R. Brattain	$44,750	$63,442	(3)	$108,192

J. Luther King, Jr.	$34,750	$63,442	(4)	$98,192

G. Stuart Reeves	$37,000	$63,442	(5)	$100,442

Michael D. Richards	$27,000	$63,442	(6)	$90,442

(1)	Non-employee directors receive the following compensation:

•	An annual retainer of $25,000 for the chairman of the Audit Committee and $15,000 for the other non-employee directors.

•	A fee of $2,500 for each Board meeting attended in person and $1,250 for each Board meeting attended via telephone.

•	A fee of $2,500 for each Audit Committee meeting attended in person and $1,250 for each Audit Committee meeting attended via telephone.

•	A fee of $1,000 for each Compensation Committee meeting attended in person and $500 for each Compensation Committee meeting attended via telephone.

•	A fee of $1,000 for each Nominating and Governance Committee meeting attended in person and $500 for each Nominating and Governance Committee meeting attended via telephone.

•	Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities.

(2)	Represents aggregate grant date fair value of awards granted in 2012 and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Such grants provide our directors the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. In May 2012, our directors were each granted options to purchase 5,000 shares of Tyler common stock at $37.44 per share. The fair value for the options granted to our non-employee directors was actuarially determined to be $12.69 per option share. This value does not represent cash received by our directors in 2012, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align our director’s interest with those of our stockholders.
(3)	Total aggregate shares underlying outstanding stock options as of December 31, 2012 were 30,000.
(4)	Total aggregate shares underlying outstanding stock options as of December 31, 2012 were 60,000.
(5)	Total aggregate shares underlying outstanding stock options as of December 31, 2012 were 50,000.
(6)	Total aggregate shares underlying outstanding stock options as of December 31, 2012 were 10,001.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors, the effectiveness of our disclosure controls and of our internal control over financial reporting, and risk assessment and risk management. The Audit Committee manages the relationship with our independent auditors (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from us for such advice and assistance.

Management has the primary responsibility for our reporting process, including our systems of internal controls, and for preparing our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report, including a detailed discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee meets with the independent auditors, with and without management present, to discuss the overall scope and plans for the audits and the results of their examinations. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed under Statement of Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s related opinions. In addition, the Audit Committee received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee met four times during 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

This report is submitted by the Audit Committee.

Donald R. Brattain, Chairman

J. Luther King, Jr.

G. Stuart Reeves

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our directors and executive officers seek approval from the Board of Directors prior to entering into a business arrangement that may be deemed a conflict of interest as described in our Code of Business Conduct and Ethics. Examples of transactions that may be considered a conflict of interest include:

•	to receive or give more than a token value to anyone that has a business relationship with us;

•	to lend to or borrow from individuals or concerns that do business with or compete with us, except banks and other financial institutions;

•	to serve as an officer, director, employee, or consultant or receive income from any enterprise doing business with or competing with us;

•

to own an interest in or engage in the management of an organization providing services or products to us, or to which we sell or compete, except when such interest (a) comprises publicly traded securities listed on a national securities exchange or the OTC margin list and (b) is not in excess of 5% of the securities of such company; and

•	to knowingly cause, either directly or indirectly, us to enter into a business transaction with a close relative of the director or executive officer or a business enterprise of such relative.

In addition, we review, on an annual basis, our financial records to ensure all related party transactions are identified, quantified, and adequately disclosed. Also, each director and executive officer must disclose in writing any known related party transactions associated with completion of the annual director and officer questionnaire.

In 2012, we made lease payments of $1.7 million for certain office space in Falmouth, Maine, to an entity in which Mr. Marr’s father and brother have a 100% ownership interest. The lease is at current prevailing fair market rates for the area. John S. Marr, Jr. does not have an interest in the entity that leases property to us and the lease arrangement existed at the time we acquired the division that occupies this property. We employ Dane L. Womble, a brother of Dustin R. Womble. Dane L. Womble is the Chief Operating Officer of our Local Government division and received $293,468 in salary and bonus compensation in 2012 in exchange for services rendered.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate Annual Report or proxy statement, he or she may telephone the Investor Relations Department at 972-713-3714 or write to it at Tyler Technologies, Inc., 5949 Sherry Lane, Suite 1400, Dallas, Texas 75225, and a separate copy will be delivered to you promptly.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder desires to present at the 2014 annual meeting must be received by us at our corporate headquarters no later than December 1, 2013.

By Order of the Board of Directors,

/s/ H. Lynn Moore, Jr.
H. Lynn Moore, Jr.
Executive Vice President,
General Counsel, and Secretary

Dallas, Texas

April 8, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

TYLER TECHNOLOGIES, INC.

May 9, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.tylertech.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

¢	20730000000000000000 5	050913

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE,

THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	Ratification of Ernst & Young LLP as independent auditors.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Donald R. Brattain ¡ J. Luther King, Jr. ¡ John S. Marr, Jr. ¡ G. Stuart Reeves ¡ Michael D. Richards ¡ Dustin R. Womble ¡ John M. Yeaman	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or adjournments thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF STOCKHOLDERS OF

TYLER TECHNOLOGIES, INC.

May 9, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.tylertech.com

            Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

¢	20730000000000000000 5	050913

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE,

THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	Ratification of Ernst & Young LLP as independent auditors.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Donald R. Brattain ¡ J. Luther King, Jr. ¡ John S. Marr, Jr. ¡ G. Stuart Reeves ¡ Michael D. Richards ¡ Dustin R. Womble ¡ John M. Yeaman	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or adjournments thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

PROXY

TYLER TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby (1) acknowledges receipt of the Notice dated April 8, 2013 of the annual meeting of stockholders of Tyler Technologies, Inc. (the “Company”) to be held at the Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas, on Thursday, May 9, 2013 at 9:30 a.m. local time, and the proxy statement in connection therewith, and (2) appoints John S. Marr, Jr. and John M. Yeaman, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned to vote upon and act with respect to, all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as indicated on the reverse side hereof. If only one of the above proxies shall be present in person, or by substitute, at such meeting or any adjournment thereof, that proxy, so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitute or any of them may lawfully do by virtue hereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢